EXHIBIT 6 TO FORM T-1

Section 321(b) Consent

Pursuant to Section 321(b) of the Trust Indenture Act of 1939, as amended, Branch Banking and Trust Company hereby consents that reports of examinations by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon requests therefor.

BRANCH BANKING AND TRUST COMPANY

Dated: November 29, 2017	By:	/s/ Gregory Yanok
	Name:	Gregory Yanok
	Title:	Vice President